EXHIBIT 99.1

                    EXPRESS SCRIPTS COMPLETES STOCK OFFERING

     ST. LOUIS, JUNE 10, 1999--Express Scripts, Inc. (NASD: ESRX) today announced that it has completed its offering of 4,500,000 shares of its Class A Common Stock at $61.00 per share. The company has granted the underwriters a maximum of 675,000 shares to cover over-allotments of shares. The company will use the net proceeds of approximately $264.2 million to reduce indebtedness incurred in connection with its acquisition of Diversified Pharmaceutical Services, Inc. ("DPS"), completed April 1, 1999, and to refinance its existing credit facility. Express Scripts, Inc. is the nation's leading independent full-service pharmacy benefit management (PBM) and specialty managed care company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Missouri.